                                                                            EXHIBIT EXHIBIT 99.1

NYSE Ticker “TFC”
111 Gillett Street
Hartford, CT 06105
860-278-7888

January 15, 2010

Mr. Barry Olliff
Managing Director & Chief Investment Officer
City of London Investment Management Company Limited
The Barn
1125 Airport Road
Coatesville, PA 19320

Dear Mr. Olliff;

I have received Mr. Bannister’s letter of December 30th and want to respond on behalf of the Board of Trustees of Taiwan Greater China Fund (TFC) in order to set the record straight.

The Board and the management of the fund have made great efforts to establish a dialogue with City of London as a major shareholder.  These efforts have included numerous meetings and briefings with you to review the fund’s strategy, outlook, and performance.  David Laux, Rick Copeland, and I have all made personal efforts to enhance this dialogue and maintain a smooth relationship with you.   For your convenience we have visited your corporate offices in Coatesville on several occasions.

Your letter indicates that City of London will vote to convert the fund to an open-ended investment company at the fund’s next annual meeting.  Of course, we recognize that you have the right to vote your shares as you see fit, but it seems a bit premature to make this decision so far in advance of the meeting when the fund’s performance and discount for 2010 remain unknown.  If you wish to exit from the fund, it might be better to simply begin to sell down your considerable position in the fund instead of waiting for a far off potential conversion of the fund which might or might not happen.

Your letter mentions that City of London has “repeatedly expressed concern over the fund’s discount;” however, we have received no written communications from you on this subject and a review of our meeting notes does not indicate that this has been a primary topic of discussion.   While the fund’s discount is currently higher than we would like it to be, it is currently about 1.2% lower than Taiwan Fund’s discount, and over the long-term is about the same as that fund’s discount.   In fact the fund traded at a premium in 2009 for the first time in many years.  Also, TFC has over time taken many steps to control the discount including the re-opening provision, a large tender offer, share repurchases, and the establishment of the interval structure.  To the best of my knowledge, few funds have taken such aggressive steps to narrow their discounts.  These measures taken to control the discount have had the effect of reducing the fund’s total assets, and the Board must assess the issue of the constant decline in the fund’s assets with a view to keeping the fund’s expense ratio to a reasonable level.

The letter also mentions the fund’s “consistently poor performance.”  The Board disagrees with this assessment, especially after the fund’s 2009 performance when it beat the Taiwan Stock Exchange Index after all expenses and taxes and also outperformed the more generally accepted MSCI Taiwan index by more than 9 percentage points.  Longer term performance is in line with or slightly better than the MSCI Index.  Relative to other Taiwan assets which City of London can own on the New York Stock Exchange, Taiwan Greater China Fund had an even better year in 2009 with net asset value performance of +88.3%, a remarkable 22.8 percentage points  better than the Taiwan Fund and 13.8 percentage points better than the Taiwan iShares.  Since City of London holds large blocks of these competing funds, you are in a good position to evaluate these results.

The letter goes on to say that the fund has ineffective management and a lack of meaningful corporate governance.  The Board disagrees with this assessment.  The fund’s management and Board have been in place for some time, are generally recognized as exceptionally well qualified, and have performed in a competent and consistent manner.   In fact, we believe the Board provides very valuable services for very moderate compensation from the fund.

The letter then questions the fund’s filing of a preliminary prospectus for a rights offering at a time when the discount is higher than we would like it to be and cites it as “yet another example of the lack of responsible corporate governance.”  We have discussed this issue with you on several occasions and have explained that the Board put the prospectus in place so that it could move quickly if and when the fund’s share price made such an action appropriate and in the best interests of the fund’s shareholders.  I would also like to point out that it was at the initiative of the Board, and not the fund’s investment manager, that steps have been taken to place the fund in a position to conduct a rights offering.  As indicated above, the Board is concerned about the constant decline in the fund’s assets as a result of its interval structure.  Moreover, any decision to proceed with a rights offering is a Board matter based on its assessment of the best interests of the fund’s shareholders and has nothing to do with the economics of the independent investment adviser.

The Board and management of Taiwan Greater China Fund believe that we have the correct strategy and that the fund has provided competitive returns over time.  Over the past several years, we have gone to great lengths to keep City of London informed on our strategy and results and we are prepared to continue to make efforts to communicate with you in a positive manner.

Yours truly;

/s/Pedro-Pablo Kuczynski
Pedro-Pablo Kuczynski
Chairman of the Board of Trustees